Exhibit 99.1

General Cannabis Announces 2016 First Quarter Financial Results

Denver, CO, May 6, 2016- General Cannabis Corporation (OTCQB: CANN), the all-in-one resource to the regulated cannabis Industry, today announced its financial results for the first quarter ended March 31, 2016. We intend to file our 10-Q on Monday, May 9, 2016

Financial and Operational Highlights

First Quarter 2016 compared to 2015

Total Revenues increased 1,117% to $692,112

Net loss per share increased 33% to ($0.08) per share

Overview

General Cannabis again had record financial performance in the first quarter of fiscal 2016 with the company showing revenue growth over Q4 2015.

Each of our divisions delivered impressive performance this quarter.

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IPG experienced a small decrease in revenues due to seasonal growing patterns with outdoor cultivation sites, but continues to gain market share in Colorado.

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Next Big Crop and Chiefton experienced revenue growth in excess of 70% when compared to Q4 2015.

We continue to operate at a stable revenue run rate and are raising our 2016 revenue projections to $3.0 million based on current trends.  This does not give account to any potential acquisitions.

Service Revenues, Tenant Revenues, and Product Sales each showed excellent financial performance.   Our teams at Iron Protection Group, Next Big Crop and Chiefton have established themselves as industry leaders in their respective categories.  They all employ best practices to this evolving industry. The ability to provide multiple services to individual clients is now well established and gaining momentum.

Our integrated platform of services is described on our website at www.generalcann.com .

Commenting on the financial results, Robert Frichtel, CEO noted “General Cannabis  continues to show revenue growth and quality management leadership.  Our first quarter results in our Marketing, Consulting and Advisory revenues were the most dramatic, with an increase of over 100% compared to Q4 2015.”  Mr. Frichtel continued, “With the launch of Chiefton’s Spring Line and our strategic partnership for merchandise design and distribution with The Denver Post’s Cannabist (http://www.thecannabist.co ), we expect to continue to see aggressive revenue increases throughout 2016 from our apparel offerings.”

Operating  Developments

General Cannabis announced the launch of Chiefton Design, GC Supply and GC Equity Research

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Chiefton Design is a full-service, multidisciplinary design, communications and branding agency in Denver Colorado. We help transform organizations, re-invigorate brands and grow businesses in many different sectors within the cannabis industry and beyond.

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GC Supply is re-launching and will supply cannabis cultivators and retail operators with the materials they require to efficiently and profitability run their businesses.

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GC Equity Research will provide investment research on publicly traded cannabis related companies and will be a great source of industry knowledge.

Dixie Brands Arizona- Update & Option Extension

As previously reported, on March 29, 2016, Infinity Capital West, LLC agreed to grant us an extension of the option exercise term to complete the purchase of Infinity’s secured loan and ownership interest in DB Products Arizona, the Arizona licensee for Dixie Elixir branded products.  The option has been extended through November 2016.

Dixie Brands Arizona has begun marketing products in Arizona.  DB is currently completing construction on its production facility in Phoenix and plans to launch the full line of Dixie edible products in mid 2016.

Corporate Debt Maturity Extensions

As previously reported, on April 14, we announced that the maturity dates of all of our 2016 debt obligations were extended to at least January 31, 2017 on substantially the same terms and conditions as the previous debt arrangements.

Acquisition Platform

We believe General Cannabis is one of the most active investors in the cannabis industry. Our unique employee base and business breadth, gives us insight into national, regional, and local trends.  We believe our acquisition program forms the base to build the most powerful company in this new industry.  We have been and will continue to be aggressive in executing acquisitions and other opportunities that we believe will benefit our shareholders in the long-term. General Cannabis has proven its ability to successfully integrate acquisitions in the cannabis industry over the past year and will continue to do so.

Outlook for 2016

As discussed above, we are comfortable with our leadership position in the regulated cannabis industry and the visible pipeline of current business opportunities.  We believe General Cannabis is alone with a strong platform to acquire growing businesses in this rapidly growing industry.  Utilizing our balance sheet, executive team, and intellectual capital, we are able to create synergies unlike any other company in the industry.

With the high-visibility of certain state initiatives, regulated cannabis is growing at a staggering pace.  Each of our operating divisions should continue to have strong growth in our existing markets, with material opportunities as new states adopt and implement cannabis regulations.

About

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed.

Contact

Robert Frichtel

CEO – General Cannabis Corp

(303) 759-1300

Safe Harbor

This presentation contains forward-looking statements which relate to future events or General Cannabis’ future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward looking statements as result of a number of factors, including those described from time to time in General Cannabis’ filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.